Exhibit 99.2

Dear Annie’s Employees,

Today we announced that Annie’s is being acquired by General Mills. This is a huge opportunity for Annie’s as it will significantly expand the reach and breadth of our products, further our ability to achieve our company mission, and allow us to realize greater efficiencies in our operations and day-to-day business.

This transaction is a testament to the hard work that each of you does every day. Annie Withey co-founded the company in 1989 to do things differently, and to make a difference. Together, over many years, we’ve built a highly successful, authentic, and mission-driven company based on core values centered on honesty, integrity, social responsibility and sustainability. Annie’s has proven you can indeed do well by doing good. These values and the magic of the Annie’s brand are key elements of our success – and something General Mills admires. I’ve had conversations with many people at General Mills over the past few weeks, including Ken Powell, General Mills CEO and Chairman, about these core foundations of our company and how important it is to keep them true. Preserving the authenticity of our brand equity, our values, and our mission is very important to them, and that makes them an ideal owner of the Annie’s business for the future.

This is a very exciting time for Annie’s, but I know that there may be questions or concerns regarding today’s events. I can assure you that General Mills will be very careful and deliberate in thinking about our business, learning how we do things, and maintaining and building upon the success we’ve had to date. It is very important that we all do our part to stay focused and continue to do business as usual in the weeks and months ahead.

Please don’t hesitate to contact me, your managers, or Janet Brady with questions. Today is a very important day in the history of the company and you are all an important part of the success and growth that has built this great business. Thanks for all that you do, and here’s to an exciting new chapter in the Annie’s story.

Best,

JF

Notice to Investors

The tender offer described herein has not yet been commenced. The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell securities of Annie’s. At the time the tender offer is commenced, General Mills and its wholly owned subsidiary intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and Annie’s intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. General Mills, its wholly owned subsidiary and Annie’s intend to mail these documents to the stockholders of Annie’s. These documents will contain important information about the tender offer and stockholders of Annie’s are urged to read them carefully when they become available. Stockholders of Annie’s will be able to obtain a free copy of these documents (when they become available) and other documents filed by Annie’s or General Mills with the SEC at the website maintained by the SEC at www.sec.gov.

In addition, the Schedule TO and related exhibits, including the offer to purchase, forms of letters of transmittal, and other related tender offer documents may be obtained (when available) for free by contacting General Mills at Number One General Mills Boulevard, Minneapolis, Minnesota 55426 and the Schedule 14D-9 may be obtained (when available) for free by contacting Annie’s at 1610 Fifth Street, Berkeley, California 94710.